Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

Financial performance demonstrates continued positive momentum; Company updates guidance to reflect impact of recent acquisition of Omega Laboratories Limited

SCHAUMBURG, Ill., November 4, 2014 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with an emphasis on the injectable market, today announced financial results for the quarter ended September 30, 2014.

Third Quarter 2014 and Recent Highlights

•	Revenue increased 7% to $65.4 million driven by products launched in the last twelve months;

•	Reported gross profit of $18.8 million, or 29% of net revenue;

•	Adjusted Gross Profit[1] of $19.5 million, or 30% of net revenue;

•	Net income of $1.9 million, or diluted earnings per share of $0.06, inclusive of $0.9 million of acquisition related costs ($0.02, after tax);

•	Acquired Omega Laboratories Limited (“Omega”), a market leading specialty pharmaceutical company based in Montreal, Canada for approximately $85.3 million on October 1, 2014; and

•	Entered into an $80.0 million asset based revolving loan facility with JPMorgan Chase on October 31, 2014.

“Our third quarter results reflect another solid quarter of financial performance driven by balanced demand across our diverse product portfolio. Our best in class pipeline continued to support the expansion of our product portfolio, as we launched five new products during the quarter,” said Jeffrey M. Yordon, chief executive officer, and chairman of the board of Sagent. “In addition, with the acquisition of Omega and the establishment of a larger credit facility we continue to execute our strategy for long-term value creation to broaden our portfolio, expand our pipeline and extend our global footprint. We are well positioned for the continuation of our long-term growth trajectory.”

[1]	Adjusted Gross Profit is a non-GAAP measure. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Financial Results for the quarter ended September 30, 2014

Net revenue for the third quarter of 2014 was $65.4 million, an increase of $4.5 million, or 7%, compared to $60.8 million in the third quarter of 2013. The increase was driven by $12.8 million in revenue from the launch of 29 new codes or presentations of 11 new products since September 30, 2013, partially offset by declines in the base business primarily related to price. Gross profit for the third quarter of 2014 was $18.8 million, or 28.7% of net revenue, compared to $18.6 million, or 30.5% of net revenue, in the third quarter of 2013. Adjusted Gross Profit as a percentage of revenue for the third quarter of 2014 was 29.8%, compared to 31.5% of net revenue in the third quarter of 2013.

Total operating expenses for the third quarter of 2014 was $14.7 million, a decline of $0.8 million, or 5%, compared to $15.5 million for the same period in 2013. Product development expense totaled $3.7 million, a decline of $3.2 million, or 47% compared to $6.9 million for the third quarter of 2013. Selling, general and administrative expenses for the third quarter of 2014 totaled $10.9 million compared to $9.1 million in the third quarter of 2013, with the increase due primarily to employee related costs and costs related to our ERP implementation. Acquisition related costs for the third quarter of 2014 totaled $0.9 million, related to costs associated with the acquisition of Omega on October 1, 2014. The equity in net income of joint ventures for the third quarter of 2014 totaled $0.7 million compared to $0.5 million in the third quarter of 2013.

Including the impact of interest, other non-operating expenses and income taxes, net income for the third quarter of 2014 was $1.9 million, compared to net income for the third quarter of 2013 of $2.8 million.

Liquidity

Our cash and cash equivalents and short term investments at September 30, 2014 were $155.3 million, and our working capital totaled $174.9 million. Giving effect to post-closing adjustments for working capital and indebtedness, approximately $83.0 million of cash was utilized on October 1, 2014 to complete the acquisition of Omega.

Fiscal 2014 Guidance

“We are pleased with the continued earnings progress of the business and excited about the positive financial contribution that will be provided by the acquisition of Omega,” stated Jonathon M. Singer, Executive Vice President and Chief Financial Officer of Sagent. “Consistent with what we stated during the announcement of the transaction, we anticipate Omega will add approximately $6.0—$8.0 million of incremental revenue in the fourth quarter with limited short-term earnings contribution due to the impact of purchase accounting, particularly the write-up of inventory by approximately $2.5 million to fair market value. Omega will have minor product development spending and approximately $1.0—$2.0 million of SG&A expense.”

As a result, Sagent’s business plan for fiscal 2014 currently anticipates:

•	Net revenue for the year to be in the range of $275—$285 million driven by approximately ten product launches and the addition of Omega;

•	Adjusted Gross Profit as a percentage of net revenue in the range of 30% to 33%;

•	Product development expense in the range of $25 to $28 million, with an acceleration of spending in the fourth quarter driven by milestone payments related to FDA acceptance of the products filed earlier in the year; and

•	Selling, general and administrative expenses in the range of $42 to $45 million.

As a result, the Company has narrowed its anticipated range for reported net income for fiscal 2014 to between $5 million and $10 million, before the impact of purchase accounting and other non-recurring costs.

Conference Call Information

Sagent will host its third quarter conference call this morning beginning at 9:00 a.m. Eastern Daylight Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode: 26667314.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a global specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

Forward-Looking Statements

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, our reliance upon our business partners for timely supply of sufficient high quality API and finished products in the quantities we require; the difficulty of predicting the timing or outcome of product development efforts and global regulatory approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other global governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; our ability to successfully integrate our newly acquired Omega subsidiary; our ability to realize the expected benefits from our acquisition of and investment in our China and Omega subsidiaries; the additional capital investments we will be required to make in our international subsidiaries to achieve their manufacturing potential; the implementation and maintenance of our new enterprise resource planning software and other related applications and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s annual report on Form 10-K for the year ended December 31, 2013, filed on March 7, 2014. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law

Non-GAAP Financial Measures

Sagent reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The press release and the accompanying schedules, as well as earnings discussions, include a discussion of Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP. We define Adjusted Gross Profit as gross profit plus our share of the gross profit earned through our Sagent Agila joint venture which is included in the Equity in net (income) loss of joint ventures line on the Condensed Consolidated Statements of Operations. We define EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization, stock-based compensation expense, the gain recorded on our previously held equity interest in KSCP in connection with the acquisition of the remaining 50% equity interest in KSCP, the equity in net loss of our KSCP joint venture prior to the acquisition and acquisition-related costs.

We believe that Adjusted Gross Profit, EBITDA and Adjusted EBITDA are relevant and useful supplemental information for our investors. Our management believes that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliation to the most directly comparable GAAP financial measures, provides a more complete understanding of the factors and trends affecting Sagent than could be obtained absent these disclosures. Management uses Adjusted Gross Profit, EBITDA and Adjusted EBITDA and corresponding ratios to make operating and strategic decisions and evaluate our performance. We have disclosed these non-GAAP financial measures so that our investors have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that Adjusted Gross Profit provides a useful supplemental tool to consistently evaluate the profitability of our product portfolio. The limitation of this measure is that it includes items that do not have an impact on reported gross profit. The best way that this limitation can be addressed is by using Adjusted Gross Profit in combination with our GAAP reported gross profit. Our management believes that EBITDA and Adjusted EBITDA are useful supplemental tools to evaluate the underlying operating performance of the company on an ongoing basis. The limitation of these measures is that they exclude items that have an impact on net income. The best way that these limitations can be addressed is by using EBITDA and Adjusted EBITDA in combination with our GAAP reported net income. Because Adjusted Gross Profit, EBITDA and Adjusted EBITDA calculations may vary among other companies, the Adjusted Gross Profit, EBITDA and Adjusted EBITDA figures presented below may not be comparable to similarly titled measures used by other companies. Our use of Adjusted Gross Profit, EBITDA and Adjusted EBITDA is not meant to and should not be considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the attached schedule reconciling Adjusted Gross Profit to our GAAP reported gross profit and EBITDA and Adjusted EBITDA to our GAAP reported net income for the periods presented.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended September 30,
	2014	2013	$ change	% change
Net revenue	$65,359	$60,842	$4,517	7%
Cost of sales	46,589	42,255	4,334	10%

Gross profit	18,770	18,587	183	1%
Gross profit as % of net revenue	28.7%	30.5%
Operating expenses:
Product development	3,677	6,888	(3,211)	-47%
Selling, general and administrative	10,914	9,083	1,831	20%
Acquisition-related costs	872	—	872	n/m
Equity in net income of joint ventures	(737)	(485)	252	-52%

Total operating expenses	14,726	15,486	(760)	-5%

Income from operations	4,044	3,101	943	30%
Interest income and other income (expense)	(536)	44	(580)	n/m
Interest expense	(195)	(319)	(124)	-39%

Income before income taxes	3,313	2,826	487	17%
Provision for income taxes	1,387	—	1,387	n/m

Net income	$1,926	$2,826	$(900)	-32%

Net income per common share:
Basic	$0.06	$0.10	$(0.04)	-40%
Diluted	$0.06	$0.10	$(0.04)	-40%
Shares outstanding
Basic	31,895	28,745	3,150
Diluted	32,960	29,568	3,392

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Nine Months Ended September 30,
	2014	2013	$ change	% change
Net revenue	$205,422	$180,644	$24,778	14%
Cost of sales	143,676	120,381	23,295	19%

Gross profit	61,746	60,263	1,483	2%
Gross profit as % of net revenues	30.1%	33.4%
Operating expenses:
Product development	17,734	15,629	2,105	13%
Selling, general and administrative	31,622	26,030	5,592	21%
Acquisition-related costs	872	—	872	n/m
Equity in net (income) loss of joint ventures	(2,476)	118	(2,594)	n/m

Total operating expenses	47,752	41,777	5,975	14%

Termination fee	—	5,000	(5,000)	-100%
Gain on previously held equity interest	—	2,936	(2,936)	-100%

Income from operations	13,994	26,422	(12,428)	-47%
Interest income and other income (expense)	(465)	94	(559)	-595%
Interest expense	(641)	(482)	(159)	-33%

Income before income taxes	12,888	26,034	(13,146)	-50%
Provision for income taxes	2,774	—	2,774	n/m

Net income	$10,114	$26,034	$(15,920)	-61%

Net income per common share:
Basic	$0.32	$0.92	$(0.60)	-65%
Diluted	$0.31	$0.90	$(0.59)	-66%
Shares outstanding
Basic	31,861	28,349	3,512
Diluted	32,748	29,051	3,697

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$136,280	$42,332
Short term investments	18,995	113,810
Accounts receivable, net of chargebacks and other deductions	33,880	23,033
Inventories	43,301	46,481
Due from related party	2,716	3,644
Prepaid expenses and other current assets	4,598	6,491

Total current assets	239,770	235,791
Property, plant, and equipment, net	56,859	57,684
Investment in joint ventures	4,539	2,063
Goodwill	6,038	6,038
Intangible assets, net	9,050	8,326
Other assets	309	306

Total assets	$316,565	$310,208

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,314	$24,010
Due to related party	7,528	3,129
Accrued profit sharing	7,231	8,740
Accrued liabilities	14,137	13,931
Current portion of deferred purchase consideration	8,624	3,381
Current portion of long-term debt	—	10,333

Total current liabilities	64,834	63,524
Long term liabilities:
Long-term portion of deferred purchase consideration	—	8,329
Other long-term liabilities	1,981	2,329

Total liabilities	66,815	74,182
Total stockholders’ equity	249,750	236,026

Total liabilities and stockholders’ equity	$316,565	$310,208

Schedule 4

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three Months Ended September 30,				% of net revenue, Three Months Ended September 30,
	2014	2013	$ Change	% Change	2014	2013	% Change
Adjusted Gross Profit	$19,507	$19,135	$372	2%	29.8%	31.5%	-1.7%
Sagent portion of gross profit earned by Sagent Agila joint venture	737	548	189	34%	1.1%	0.9%	0.2%

Gross Profit	$18,770	$18,587	$183	1%	28.7%	30.5%	-1.8%

	Nine Months Ended September 30,				% of net revenue, Nine Months Ended September 30,
	2014	2013	$ Change	% Change	2014	2013	% Change
Adjusted Gross Profit	$64,242	$62,172	$2,070	3%	31.3%	34.4%	-3.1%
Sagent portion of gross profit earned by Sagent Agila joint venture	2,496	1,909	587	31%	1.2%	1.1%	0.1%

Gross Profit	$61,746	$60,263	$1,483	2%	30.1%	33.4%	-3.3%

Sagent’s business plan for fiscal 2014 currently anticipates:

% of net revenue, twelve months ended December 31, 2014
Adjusted Gross Profit	30% - 33%
Sagent portion of gross profit earned by Sagent Agila joint venture	1% - 2%
Gross Profit	29% - 31%

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three Months Ended September 30,
	2014	2013	$ Change	% Change
Adjusted EBITDA	$7,248	$6,222	$1,026	16%
Stock-based compensation expense	1,203	1,073	130	12%
Acquisition-related costs[1]	872	—	872	n/m
Equity in net loss of KSCP joint venture[3]	—	—	—	n/m

EBITDA	$5,173	$5,149	$24	0%

Depreciation and amortization expense[2]	1,773	2,048	(275)	-13%
Interest expense, net	87	275	(188)	-68%
Provision for income taxes	1,387	—	1,387	n/m

Net income	$1,926	$2,826	$(900)	32%

	Nine Months Ended September 30,
	2014	2013	$ Change	% Change
Adjusted EBITDA	$23,956	$33,642	$(9,686)	-29%
Stock-based compensation expense	3,657	4,230	(573)	-14%
Gain on previously-held equity interest[3]	—	(2,936)	2,936	-100%
Acquisition-related costs[1]	872	—	872	n/m
Equity in net loss of KSCP joint venture[3]	—	1,825	1,825	-100%

EBITDA	$19,427	$30,523	$(11,096)	-36%

Depreciation and amortization expense[2]	6,237	4,101	2,136	52%
Interest expense, net	302	388	(86)	-22%
Provision for income taxes	2,774	—	2,774	n/m

Net income	$10,114	$26,034	$(15,920)	-61%

[1]	Acquisition-related costs include legal and other professional service fees incurred in connection with the acquisition of Omega.
[2]	Depreciation and amortization expense excludes $23 and $22 of amortization in the three months ended September 30, 2014 and 2013, respectively, and $70 and $65 in the nine months ended September 30, 2014 and 2013, respectively, related to deferred financing fees, which is included within interest expense and other in our Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2014 and 2013.
[3]	In June 2013, we acquired the remaining 50% interest in KSCP from our former joint venture partner. Upon obtaining the controlling interest in KSCP, we remeasured the previously held equity interest in KSCP to fair value, resulting in a gain of $2,936 reported as gain on previously held equity interest in the condensed consolidated statements of operations for the three and nine months ended September 30, 2013. The gain included $2,782 reclassified from accumulated other comprehensive income, and previously recorded as currency translation adjustments. Accordingly, SCP is included in our Condensed Consolidated Statements of Operations as a wholly-owned subsidiary for the three and nine months ended September 30, 2014.